Exhibit 4.20

China Construction Bank

Working Capital Loan Contract RMB

Contract number: HTZ520670000LDZJ2024N0OA

Creditee (Party A): Sunrise (Guizhou) New Energy Materials Co., Ltd.

Residence: Group 2, Heying Village, Lutun Town, Yilong New District, Qianxinan Prefecture, Guizhou Province (next to Yilong Avenue)

Postal code: 562400

Legal representative (person in charge): Du Huiyu

Fax: None

Phone: 13758007311

Creditor (Party B): China Construction Bank Co., Ltd. Qianxinan Prefecture Branch

Residence: No. 22, Zunyi Road, Xingyi City, Qianxinan Prefecture, Guizhou Province

Postal code: 562400

Person in charge: Yan Hui

Fax: 0859-3222065

Tel: 0859-3116685

In view of Party A’s daily business turnover needs, Party A applies for a loan from Party B, and Party B agrees to grant the loan to Party A. In accordance with relevant laws, regulations and rules, Party A and Party B have reached consensus through consultation and entered into this contract for mutual compliance.

Article 1 Amount of loan

Party A borrows from Party B RMB (amount in capital letters) 100 million yuan

Article 2 Purpose of loan and source of repayment

Party A shall use the loan for daily production and operation turnover.

For the specific purpose and source of repayment of the loan under this contract, please see Appendix 1 “Basic Information on Loans”.

Article 3 Loan period

The loan period stipulated in this contract is twenty-four months, that is, from March 8, 2024 to March 8, 2026.

If the starting date of the loan term under this contract is inconsistent with the loan transfer voucher (loan IOU, the same below), the actual disbursement date stated in the loan transfer voucher at the time of first disbursement shall prevail. As agreed in the first paragraph of this article The loan maturity date will be adjusted accordingly.

The loan transfer certificate is an integral part of this contract and has the same legal effect as this contract.

Article 4 Loan interest rate, penalty interest rate, interest calculation and settlement

1. Loan interest rate

(1) The loan interest rate under this contract is an annualized interest rate, using the simple interest calculation method.

The interest rate is type 2 below:

1. Fixed interest rate, that is, this column of LPR interest rate is left blank (please fill in “plus” or “minus”) and this column is blank with base point (1 basis point = 0.01%, accurate to 0.01 basis point). During the loan period, the interest rate remains unchanged;

2. Floating interest rate, that is, LPR interest rate such as (optional “plus” or “minus”) 35 basis points (1 basis point = 0.01%, accurate to 0.01 basis point), and shall be from the interest value date until the principal and interest under this contract are fully paid off The adjustment will be made once every 112 months based on the LPR sum rate on the working day before the interest rate adjustment date and the above-mentioned plus/minus basis points. The interest rate adjustment date is the corresponding day of the value date in the month of adjustment. If there is no corresponding day of the value date in the month, the last day of the month is the interest rate adjustment day.

3.Others

This column is blank

(2) Expenses directly related to the loan under this contract shall be subject to the following type 1:

1. There are no expenses directly related to the loan under this contract;

2. The fees directly related to the loan under this contract should be left blank in this column (name and amount), and the fee collection method should be left blank in this column (one-time collection/collection in installments):

3.Others

This column is blank

(3) Comprehensive consideration of the above-mentioned loan interest and expenses directly related to the loan, using the simple interest calculation method, the annualized interest rate after the total loan interest and fees under this contract (referred to as: the total annualized interest rate of interest and fees) shall be governed by the following type 1:

1. The LPR interest rate is re (plus/minus) 35 basis points (1 basis point = 0.01%, accurate to 0.01 basis point). If a floating interest rate is adopted, the LPR interest rate will be adjusted accordingly as agreed in this contract;

2. Others

This column is blank

2. Penalty Interest Rate

(1) If Party A fails to use the loan according to the contract purpose, the penalty interest rate will be 100% higher than the loan interest rate. If the loan interest rate is adjusted in accordance with the first paragraph of this article, the penalty interest rate will be based on the adjusted loan interest rate and the increase mentioned in this item at the same time. Make adjustments accordingly.

(2) The penalty interest rate for overdue loans under this contract is an increase of 50% from the loan interest rate. If the loan interest rate is adjusted according to the first paragraph of this article, the penalty interest rate will be adjusted accordingly based on the adjusted loan interest rate and the increase mentioned in this item.

(3) Loans that are overdue and misappropriated at the same time shall be recalculated and charged with penalty interest and compound interest.

3. The value date in this article refers to the date when the first loan issued under this contract is transferred to the loan issuance account stipulated in Article 6 of this contract (hereinafter referred to as the “loan issuance account”).

The LPR interest rate under this contract is determined according to item 2 below:

(1)	When the loan is first issued under this contract, the LPR interest rate refers to the 1-year loan market quotation rate (1Y LPR) of the National Interbank Funding Center on the working day before the effective date of this contract; thereafter, when the loan interest rate is adjusted in accordance with the aforementioned agreement, LPR interest rate refers to the one-year loan market quoted interest rate of the National Interbank Funding Center on the working day before the adjustment day.
(2)	When the loan is first issued under this contract, the LPR interest rate refers to the 1-year loan market quotation rate (1Y LPR) of the National Interbank Funding Center on the working day before the interest date; thereafter, when the loan interest rate is adjusted in accordance with the aforementioned agreement, LPR interest rate refers to the one-year loan market quoted interest rate of the National Interbank Funding Center on the working day before the adjustment date.
(3)	When the loan is first issued under this contract, the LPR interest rate refers to the market quoted interest rate for loans over 5 years (5Y LPR) of the National Interbank Funding Center on the working day before the effective date of this contract; thereafter, the loan interest rate will be adjusted according to the aforementioned agreement At that time, the LPR interest rate refers to the market quoted interest rate for loans with a term of more than 5 years at the National Interbank Funding Center on the working day before the adjustment date.
(4)	When the loan is first issued under this contract, the LPR interest rate refers to the market quoted interest rate for loans over 5 years (5Y LPR) of the National Interbank Funding Center on the working day before the interest date; thereafter, when the loan interest rate is adjusted according to the aforementioned agreement, LPR interest rate refers to the market quoted interest rate for loans with a term of more than 5 years at the National Interbank Funding Center on the working day before the adjustment date.

4. Loan interest is calculated from the date the loan is transferred to the loan issuance account. The loan under this contract accrues interest on a daily basis, and the daily interest rate = annual interest rate/360. If Party A fails to pay interest in accordance with the interest settlement date stipulated in this contract, compound interest will be calculated from the next day.

5. Interest settlement

(1) For loans with a fixed interest rate, the interest will be calculated based on the agreed interest rate when settling the interest. For loans with floating interest rates, interest will be calculated based on the interest rate determined for each floating period; if there are multiple interest rate fluctuations within a single interest settlement period, the interest for each floating period will be calculated first, and the interest for each floating period will be added up on the interest settlement date to calculate the interest settlement period. internal interest.

(2) The interest on the loan under this contract shall be settled according to the following method 1:

1. Interest is settled monthly, and the interest settlement date is fixed on the 20th of each month;

2. Interest is settled quarterly, and the interest settlement date is fixed at the 20th day of the last month of each quarter;

3. This column is blank.

Article 5 Loan issuance and payment

ONE. Prerequisites for granting loans

Unless Party B gives up all or part of it, only if all the following prerequisites are continuously met, Party B will Only then are you obliged to grant the loan:

1. Party A has completed the approval, registration, delivery and insurance related to the loan under this contract.

and other legal procedures;

2. If there is a guarantee in this contract, the guarantee that meets Party B’s requirements has taken effect and will continue to be valid:

3. Party A has opened an account for withdrawal and repayment in accordance with Party B’s requirements;

4. Party A has not incurred any breach of contract as stipulated in this contract;

5. Any situation stipulated in this contract that may endanger Party B’s creditor’s rights has not occurred;

6. Laws, regulations, rules or competent authorities do not prohibit or restrict Party B from issuing items under this contract. loans under;

7. Party A’s financial indicators continue to meet the requirements of the “Financial Indicator Constraints Clauses” in Appendix 2;

8. Party A has submitted relevant information before loan issuance in accordance with this contract;

9. The information provided by Party A to Party B is legal, true, complete, accurate, valid, and meets other requirements put forward by Party B;

10. Other prerequisites: This column is blank

TWO. Loan expenditure plan

Loan disbursement refers to the act of Party B disbursing borrowed funds to the loan issuance account in accordance with Party A’s application and the provisions of this contract.

The borrowing expenditure plan is determined according to the following method (3):

(1) The loan expenditure plan is as follows:

1. This column is blank;

2. This column is blank;

3. This column is blank;

4. This column is blank;

5. This column is blank;

6. This column is blank.

(2) The loan expenditure plan is as follows:

1. This column is blank;

2. This column is blank;

3. This column is blank;

4. This column is blank;

5. This column is blank;

6. This column is blank.

(3) Apply for funds at any time according to Party A’s actual needs.

(4) Leave this column blank

THREE. Party A shall use the planned funds according to the borrowings agreed in Paragraph 2, unless approved by Party B in writing. Agree that Party A shall not advance, postpone, split or cancel the payment.

FOUR. If Party A uses the money in installments, the expiration date of the loan period shall still be based on Article 3 of this contract. The agreement is confirmed.

FIVE. Information that Party A needs to provide

(1) If the following 1 situation is met, Party A shall spend three months in a single loan at the latest

Provide relevant information to Party B three working days before:

1. Party A applies for a single loan amount exceeding RMB 10,000,000 and the expenditure item

Any planned external payment amount exceeds RMB 10,000,000

2. Party A applies for any single payment, regardless of the amount;

3. Other circumstances agreed upon by both parties: This column is blank

In any of the above circumstances, the information Party A should provide to Party B includes:

1. The loan transfer voucher signed by Party A and the payment settlement voucher signed by Party A;

2. Transaction information (including but not limited to goods, services, financial contracts and/or invoices, etc.)

Written or electronic documents that can prove the clear purpose of the borrowed funds);

and other information that Party B requires Party A to provide (including but not limited to the business license, power of attorney, company articles of association, shareholder meeting or board of directors resolutions and other information of Party A’s transaction partners).

(2) Except for the circumstances stipulated in item (1) above, or if Party B, after reviewing the above information provided by Party A, believes that Party A can pay independently as stipulated in paragraph 7 of this article, Party A shall

Party B shall provide the following information to Party B at the latest two working days before a single loan is disbursed:

1. The payment plan corresponding to the loan to be issued (see attachment 3 for the payment plan format);

2. Loan transfer certificate signed by Party A;

and other information that Party B requires Party A to provide (including but not limited to the business license, power of attorney, company articles of association, shareholder meeting or board of directors resolutions and other information of Party A’s transaction partners).

material).

SIX. Party B is entrusted with payment

1. Applicable circumstances for Party B’s entrusted payment

As long as a single loan disbursement meets the following situation (1), Party B shall be entrusted to pay, that is: Party A irrevocably and unconditionally entrusts Party B to pay the loan funds to Party A’s transaction partner. Party A shall not pay the above loan funds to the transaction counterparty or any other third party by itself.

(1) The amount of a single loan payment exceeds RMB 10,000, and any planned external payment under the expenditure exceeds RMB 10,000, and Party B, after reviewing the information provided by Party A, believes that the payment object is clear. feature;

(2) Regardless of the amount of a single loan, Party B will be entrusted to pay

(3) Other circumstances agreed by both parties: This column is blank

2. When Party B is entrusted with payment, Party B transfers the loan funds to the loan issuance account, and then pays the loan funds directly from the loan issuance account to the account of Party A’s transaction partner. Party A shall not dispose of the loan funds in any form (including but not limited to transfers and cash withdrawals).

3. Party B shall conduct a formal review on the payment amount, payment time, payment object, payment method and handling account based on the information provided by Party A. After Party B completes the formal review of the above payment elements and believes that it meets Party B’s requirements, it will pay the loan funds to Party A’s transaction partner.

Once the loan funds enter the account of the transaction partner provided by Party A, Party B will be deemed to have fulfilled its entrusted payment obligations. Party A shall promptly check whether the payment is successful within 1 working day after the payment date. If not, Party B shall be notified immediately. Party A should ensure that its transaction objects are consistent with the specific purpose of the loan and the transaction information.

4. Party B’s formal review of the above payment elements does not mean that Party B confirms the authenticity and legal compliance of the transaction, nor does it mean that Party B intervenes in any disputes between Party A and its transaction partners or other third parties or needs to bear any liability. Any responsibilities and obligations of Party A. Party A shall compensate Party B for all losses suffered by Party B due to the entrusted payment behavior.

5. Because the information provided by Party A is incomplete, untrue, inaccurate, does not meet the specific purpose of the loan, conflicts between information and other reasons that are not Party B’s fault, the loan funds are paid incorrectly, failed to be paid successfully or failed to be paid in time. Party A’s transaction object account shall be handled in accordance with the following agreements:

(1) All consequences resulting therefrom, including but not limited to all losses caused by failure to successfully pay the loan funds or fail to pay them in time to Party A’s transaction partner account, shall be borne by Party A, and Party B shall not bear any responsibility. Party A shall compensate Party B for all losses suffered thereby;

(2) Party A shall not dispose of this part of the loan funds in any form (including but not limited to transfers and cash withdrawals);

(3) Party A shall re-provide funds according to Party B’s request within two working days. If Party A violates any of the above agreements, Party B has the right to recover the loan funds in advance.

6. Risks, responsibilities and losses such as failure, error and delay in payment of loan funds that are not caused by Party B’s fault shall be borne by Party A, and Party B shall not bear any responsibility. Party A shall compensate Party B for all losses suffered thereby.

7. Party A agrees and confirms that Party B has no obligation to notify the payment recipient when handling matters such as entrusted payment, suspension of payment, withdrawal of payment, etc.

SEVEN. Party A pays independently

If a single loan disbursement does not meet the circumstances of Party B’s entrusted payment as described in Item 1 of Paragraph 6 of this Article, Party A can make the payment independently, that is, after Party B releases the loan funds to the loan issuance account according to Party A’s withdrawal application, Party A shall The party pays its counterparty independently. Party A should ensure that its transaction objects are consistent with the specific purpose of the loan and the transaction information.

EIGHT. Regardless of Party B’s entrusted payment or Party A’s independent payment, once the loan funds enter the loan grant account, it will be deemed that Party B has fulfilled its loan obligations. Party A shall ensure that the loan disbursement account is in normal condition (including but not limited to not being frozen by the competent authority, etc.). Party A will be responsible for any risks, liabilities and losses that occur after the loan funds are frozen or deducted by the competent authorities after they enter the loan issuance account. Party A shall compensate Party B for all losses suffered thereby.

NINE. Change of payment method

If any of the following circumstances occurs, Party B has the right to change the payment method of loan funds, including but not limited to adjusting the applicable circumstances of entrusted payment (such as adjusting the amount standard of entrusted payment), changing the payment method of a single loan, etc.:

1. Party A encounters any breach of contract as stipulated in this contract;

2. Any situation stipulated in this contract that may endanger Party B’s creditor’s rights occurs;

3. Other situations where Party B deems it necessary to change the payment method of loan funds.

If Party B changes the payment method, Party A shall perform its obligations such as resubmitting information in accordance with the provisions of this contract and Party B’s requirements.

Article 6 Account Use and Supervision

ONE. Loan disbursement account

The loan grant account under this contract is determined according to the second method below:

1. Within three working days from the effective date of this contract and before the first loan issuance, Party A shall open a special loan issuance account with Party B. This account shall be used exclusively for the issuance of all loans under this contract. and payment.

2. Other accounts opened by Party A with Party B (account number: 2050167643600001385 ).

TWO. Fund payback account

1. Within one working day of leaving this column blank from the effective date of this contract, Party A shall open a fund withdrawal account with Party B or transfer the existing account that has been opened with Party B (account number:

5205016764360w1385) as the fund payback account.

2. Party A shall regularly report to Party B on the inflow and outflow of funds in the withdrawal account on a quarterly basis (optional “month” or “quarterly”). Party A shall provide Party B with a summary report on the funds in and out of the account in the previous cycle within the first ten working days of each cycle at the latest.

3. Party B has the right to manage the withdrawal of funds in and out of the account. Specifically, the withdrawal of funds

Cage accounts should meet the following requirements (3) and (10):

(1) The average balance of funds in the account:

This column is blank

(2) The time for the withdrawal of funds to be in place:

This column is blank

(3) The proportion of Party A’s overall sales receivables entering the account:

Not less than Party B’s loan proportion;

(4) The single limit for external payments of funds in the account:

This column is blank

(5) The single-day limit for external payments of funds in the account:

This column is blank

(6) Restrictions on signing up for online banking for this account:

This column is blank

(7) External payment of funds in the account must be approved by Party B;

(8) This account shall be used exclusively for the collection and repayment of the loan under this contract and shall not be used for other purposes;

(9) This column is blank

(10) Other requirements put forward by Party B;

(11) Implemented in accordance with the relevant provisions of the account management agreement separately signed by Party A and Party B.

Article 7 Repayment

ONE. Repayment Principle

Party A’s repayment under this contract shall be repaid in accordance with the following principles:

Party B has the right to use Party A’s repayment first to repay the various expenses stipulated in this contract that should be borne by Party A and advanced by Party B as well as the expenses for realizing creditor’s rights of Party B. The remaining balance shall be repaid with interest first and then the principal, with interest following the principal. Repay according to the clear principle. However, for loans whose principal is overdue for more than 90 days and has not been recovered, loans whose interest is overdue for more than 90 days and which has not been recovered, or loans where laws, regulations or rules provide otherwise, Party A’s repayment shall be based on the Repay the principal first and interest later.

TWO. Payment of interest

Party A shall pay the due interest to Party B on the interest settlement date. The first interest payment date is after the loan is disbursed the first interest settlement date. When the final repayment is made, the interest will be paid off along with the principal.

THREE. Capital repayment plan

The capital repayment plan is determined according to the following method (1):

(1) The principal repayment plan is as follows:

1. The amount on September 21, 2024 is one million yuan

2. The amount on March 21, 2025 is one million yuan:

3. The amount on September 21, 2025 is one million yuan

4. This column is blank

5. This column is blank

6. The loan maturity amount stipulated in this contract is 700,000 yuan.

The starting date of the loan period under this contract is inconsistent with the loan transfer certificate, resulting in the loan being If the maturity date is adjusted accordingly, Party B has the right to make corresponding adjustments to the above-mentioned principal repayment plan.

FOUR. Repayment method

Party A shall prepare sufficient amounts payable for the current period in the capital withdrawal account or other accounts opened by Party B before the repayment date stipulated in this contract and transfer the funds to repay the loan by itself (Party B also has the right to transfer funds from this account to repay the loan). Or transfer money from other accounts to repay the loan on the repayment date stipulated in this contract.

FIVE. Early repayment

When Party A repays the principal in advance, it must submit a written application to Party B 30 working days in advance. With the consent of Party B, part or all of the principal can be repaid in advance.

If Party A repays the loan in advance, interest shall be calculated based on the actual number of days of payment and the loan interest rate stipulated in this contract.

If Party B agrees to Party A’s early repayment of principal, it has the right to charge liquidated damages from Party A. The amount of liquidated damages shall be determined according to the following standard No. 1:

1. The amount of liquidated damages = the amount of principal repayment in advance × the number of months of early repayment × 1‰, less than one month Calculated on a monthly basis;

2. This column is blank

If Party A repays the loan in installments, if part of the loan principal is returned in advance, Party B has the right to choose to repay the loan in the forward or reverse order of the repayment plan. After early repayment, the loan that has not yet been repaid will still be subject to the loan interest rate agreed in this contract.

Article 8 Rights and Obligations of Party A

1. Party A’s rights

(1) The right to require Party B to grant loans as stipulated in the contract

(2) The right to use the loan for the purposes specified in this contract;

(3) Subject to the conditions stipulated by Party B, the right to apply to Party B for loan extension;

(4) The right to require Party B to keep the relevant financial information and production and operation business secrets provided by Party A confidential, unless otherwise provided by laws, regulations and rules, otherwise required by the competent authority, or otherwise agreed upon by both parties;

(5) The right to refuse Party B and its staff’s request for bribes, and the right to report to the relevant departments the above-mentioned behaviors or Party B’s violations of national laws and regulations on credit interest rates, service charges, etc.

2. Party A’s obligations

(1) Withdraw funds in accordance with the provisions of this contract and pay off the principal and interest of the loan in full, and bear all the expenses agreed in this contract;

(2) Provide relevant financial accounting information, production and operation status information and other information as required by Party B, including but not limited to providing Party B with the balance sheet at the end of the previous quarter, within the first ten working days of the first month of each quarter, Profit and loss statement as of the end of the previous quarter (income and expenditure statement for public institutions), and promptly provide the current year’s cash flow statement at the end of the year, and ensure that the information provided is legal, authentic, complete, accurate, and effective, and do not provide false materials or conceal important information. operating financial facts;

(3) Party A has major adverse events that affect its solvency or other situations that endanger Party B’s creditor’s rights, or the name, legal representative (responsible person), address, business scope, registered capital or company (enterprise) articles of association, etc. If the industrial and commercial registration items are changed, Party B shall be notified in writing within 3 working days after the occurrence, and the relevant materials after the change shall be attached;

(4) Party A shall use the borrowed money for the purposes specified in this contract, and shall not expropriate, misappropriate or use bank loans to engage in illegal or illegal transactions, shall not use the borrowed money for investments in fixed assets, equity, etc., or shall not use the borrowed money for production or operations prohibited by the state. fields and purposes, shall not replace liabilities arising from Party A’s fixed assets, equity and other investments; shall cooperate with and accept Party B’s inspection and supervision of its production, operations and financial activities, and the use and payment of borrowings under this contract, and shall Cooperate and accept the relevant requirements of Party B’s post-loan management; shall not evacuate funds, transfer assets or use related transactions to evade debts to Party B; shall not use false contracts with related parties to exchange notes receivable, Accounts receivable and other claims should be discounted or pledged at the bank to obtain bank funds or credit; Party A shall pay the loan funds as stipulated in this contract, and shall not avoid Party B’s entrusted payment by breaking the whole amount into parts;

(5) If Party A uses the borrowings under this contract for production and manufacturing, it shall comply with relevant national environmental protection regulations;

(6) Before the principal and interest of Party B’s loan have been repaid, assets formed by the loan under this contract shall not be used to provide security to a third party without Party B’s written consent;

(7) If Party A is a group customer, Party A shall promptly report to Party B the status of related transactions involving more than 10% of Party A’s net assets, including: (1) Related relationships between the parties to the transaction; (2) Transaction items and nature of transactions; (3) ) The amount of the transaction or the corresponding proportion; (4) Pricing policy (including transactions with no amount or only a symbolic amount);

(8) Party A shall obtain the written consent of Party B before carrying out major matters such as mergers, divisions, equity transfers, external investments, and substantial increases in debt financing. However, Party B’s written consent does not affect Party B’s right to take the relief measures stipulated in this contract in the future when it believes that the above behavior may endanger the security of Party B’s creditor’s rights;

(9) If Party A pays independently, Party A shall report the use and payment of the loan to Party B on a monthly basis. Party A shall make a summary report to Party B on the use and payment of the loan last month and submit a list of actual payments to Party B at the latest within the eleventh working day of each month until the loan is fully paid.

complete. See Appendix 4 for the summary report format.

Article 9 Rights and Obligations of Party B

1. Party B has the right to require Party A to repay the loan principal, interest and fees on schedule, to manage and control the payment of loan funds, to dynamically monitor Party A’s overall cash flow, and to withdraw Party A’s funds according to If the loan is withdrawn in advance, it shall have the right to exercise other rights stipulated in this contract and require Party A to perform its other obligations under this contract;

2. Party B has the right to participate in Party A’s large-amount financing (i.e., financing with a total amount exceeding RMB 10 million (inclusive) or its equivalent in foreign currencies), asset sales, mergers, divisions, joint-stock restructuring, bankruptcy liquidation and other activities, to protect Party B’s claims. The specific participation method is item 5 below:

(1)	Party A shall obtain the written consent of Party B when conducting the above activities;
(2)	Party B arranges large-amount financing for Party A;
(3)	Party A’s asset sales price and objects shall comply with the following agreements:
(4)	This column is blank
(5)	This column is blank
(6)	Other methods that Party B thinks should be adopted.

3. Loans shall be issued in accordance with the provisions of this contract, but due to Party A’s reasons or other reasons that cannot be blamed Except for delays or failures caused by Party B;

4. The relevant financial information and business secrets in production and operation provided by Party A shall be kept confidential, unless otherwise provided by laws, regulations and rules, otherwise required by the competent authorities, or otherwise agreed upon by both parties;

5. No bribes may be provided to Party A and its staff, or bribes may be solicited or accepted;

6. There shall be no acts of dishonesty or damage to the legitimate interests of Party A.

Article 10 Liability for breach of contract and remedial measures for situations that endanger Party B’s creditor’s rights

1. Party B’s breach of contract and liability for breach of contract

(1) If Party B fails to issue loans as stipulated in this contract without justifiable reasons, Party A may require Party B to continue to issue loans as stipulated in this contract;

(2) If Party B violates the prohibitive provisions of national laws and regulations and charges Party A interest or fees that should not be charged, Party A has the right to require Party B to refund them.

2. Party A’s breach of contract

(1) Party A violates any agreement in this contract or violates any legal obligation;

(2) Party A has clearly stated or shown by its behavior that it will not perform any of its obligations under this contract.

3. Situations that may endanger Party B’s creditor’s rights

(1) One of the following circumstances occurs, which Party B believes may endanger the security of claims under this contract: Party A’s contracting, trusteeship (takeover), leasing, shareholding reform, reduction of registered capital, investment, joint venture, merger, merger, acquisition Reorganization, spin-off, joint venture, equity transfer, substantial increase in debt financing, (being) applied for suspension of business for rectification, application for dissolution, cancellation, (being) filed for bankruptcy, change of controlling shareholder/actual controller or major asset transfer, suspension of production, closure of business, Being fined heavily by the competent authorities, being deregistered, having a business license revoked, being involved in major legal disputes, experiencing serious difficulties in production and operation or deteriorating financial status, declining credit status, or having the legal representative or principal responsible person unable to perform their duties normally;

(2) One of the following circumstances occurs, and Party B believes that the security of claims under this contract may be jeopardized: Party A fails to fulfill other due debts (including due debts to China Construction Bank institutions at all levels or other third parties), low price Or transfer property for free, establish residence rights with self-owned or jointly owned properties, reduce or reduce third-party debts, fail to exercise creditor’s rights or other rights, or provide guarantees for third parties; Party A’s financial indicators fail to continue to meet the “Financial Indicator Constraints Clause” in Appendix 2 ” requirements; abnormal fluctuations in funds in any of Party A’s accounts (including but not limited to capital withdrawal accounts and Party B’s monitoring accounts); major cross-breach events occurring in Party A; profitability of Party A’s main business being weak; problems in the use of loan funds abnormal;

(3) Party A’s shareholders abuse the independent status of the company as a legal person or the limited liability of shareholders to evade debts, and Party B believes that this may endanger the security of creditor’s rights under this contract;

(4) Any prerequisite for loan issuance stipulated in this contract is not continuously met;

(5) If one of the following circumstances occurs to the guarantor, Party B believes that it may endanger the terms of this contract:

Debt security:

1. Violation of any agreement in the warranty contract or any falsehood or error in the representations and warranties. Error, omission;

2. Contracting, trusteeship (takeover), leasing, shareholding reform, reduction of registered capital, investment, joint venture, merger, merger, acquisition and reorganization, division, joint venture, equity transfer, substantial increase in debt financing, (being) applied for suspension of business for rectification, applied for dissolution, was revoked, (Being) filed for bankruptcy, changes in controlling shareholders/actual controllers or significant asset transfers, transfer of property at low prices or for free, establishment of residence rights with self-owned or shared properties, reduction or exemption of third-party debts, failure to exercise creditor’s rights or other rights, suspension of production, Go out of business, be fined heavily by the competent authority, be deregistered, have the business license revoked, be involved in major legal disputes, have serious difficulties in production and operation or financial status has deteriorated, credit status has declined, or the legal representative or principal is unable to function normally. The performance of duties may affect the guarantor’s ability to assume the guarantee;

3. Other circumstances in which the ability to guarantee is lost or may be lost;

(6) If one of the following circumstances occurs in mortgage or pledge, Party B believes that this contract may be jeopardized The claims under the item are safe:

1. Damage, loss or value of mortgaged property or pledged property due to third party actions, state expropriation, confiscation, expropriation, free recovery, demolition, changes in market conditions or any other reasons. value decreases;

2. The mortgaged property or pledged property is sealed, detained, established with a right of residence, frozen, or detained planning, lien, auction, supervision by administrative agencies, or ownership disputes;

3. The mortgagor or pledgor violates any agreement or statement in the mortgage contract or pledge contract and There are any falsehoods, errors or omissions in the guaranteed matters;

4. Other situations that may endanger the realization of Party B’s mortgage or pledge rights;

(7) The guarantee is not established, has not taken effect, is invalid, is revoked, or is released, and the guarantor violates the Party B has made a contract or made it clear or indicated by its behavior that it will not perform its guarantee responsibilities, or the guarantor has lost part or all of its guarantee capacity, or the value of the collateral has decreased, or other circumstances that Party B believes may endanger the safety of the creditor’s rights under this contract; Other circumstances that Party B believes may endanger the security of claims under this contract.

4. Party B’s relief measures

In the event of any of the circumstances stipulated in paragraph 2 or 3 of this article, Party B has the right to exercise one or more of the following rights:

(1) Stop issuing loans;

(2) Supplementary conditions for loan issuance and payment;

(3) Change the loan payment method in accordance with the provisions of this contract

(4) Announce that the loan is due immediately and require Party A to immediately repay the principal, interest and fees of all due and undue debts under this contract;

(5) If Party A fails to use the loan as stipulated in the contract, Party B has the right to refuse Party A to use the undrawn funds under this contract;

(6) If Party A fails to use the loan for the purpose stipulated in this contract, the part misappropriated by Party A shall be fined from the date when the loan is not used for the purpose stipulated in the contract to the day when the principal and interest are fully paid off. Penal interest and compound interest will be calculated based on the interest rate and the interest settlement method agreed in this contract;

(7) If the loan is overdue, the principal and interest of the loan that Party A fails to repay on time (including the principal and interest of the loan that Party B declares to be fully or partially due in advance) will be deducted from the date of overdue to the date when all principal and interest are repaid. Penal interest and compound interest will no longer be calculated and collected based on the penalty interest rate and the interest settlement method stipulated in this contract. Overdue loans refer to the failure of Party A to repay the loan on time or to repay the loan beyond the period of the installment principal repayment plan stipulated in this contract. Before the loan expires, the interest that Party A fails to repay on time will be charged compound interest according to the loan interest rate and interest settlement method agreed in this contract;

(8) Other relief measures, including but not limited to:

1. Transfer RMB or other currencies from Party A’s account opened in the China Construction Bank system

The corresponding payment shall be made without prior notice to Party A;

2. Exercise the guarantee rights;

3. Require Party A to provide new guarantees that meet Party B’s requirements for all debts under this contract.

Save;

4. Refuse Party A to dispose of the corresponding amount of funds in its account opened in the China Construction Bank system (including but not limited to the fund withdrawal account), and freeze, stop payment, and freeze Party A’s account.
Measures such as closing off-the-counter trading functions without prior notice;

5. Terminate this contract.

Article 11 Other Terms

ONE. Bearing the expenses

1. Expenses caused by Party A’s violation of any agreement in this contract (including but not limited to litigation fees, arbitration fees, property preservation fees, travel expenses, execution fees, appraisal fees, auction fees, notarization fees actually incurred by Party B due to Party A’s breach of contract) fees, delivery fees, announcement fees, attorney fees, etc.) shall be borne by Party A;

2. Regarding other expenses, Party A and Party B agree as follows:

Unless otherwise agreed in the contract, the financing-related custody, appraisal, notarization, lawyer services, insurance and other expenses (if any) under this contract, as well as the expenses that can be borne by the financing party in accordance with laws, regulations and rules, shall be borne by Party A.; The expenses incurred by Party B in conducting due diligence on the financing under this contract shall be borne by Party B.

TWO. Use of Party A’s information

Party A agrees that Party B can query, print and save Party A’s credit status in the Basic Financial Credit Information Database and other legally established credit reporting agencies, and agrees that Party B will provide Party A’s information to the Basic Financial Credit Information Database and other legally established credit reporting agencies. mechanism. Party A agrees that Party B can share Party A’s information with all levels of CCB’s institutions and subsidiaries for purposes such as pre-loan investigation, risk control, business development, etc. within the group.

THREE. Announcement and Collection

If Party A defaults on the principal and interest of the loan or other breach of contract occurs, Party B has the right to notify the relevant departments or units and has the right to make announcements and collect collection through the news media.

FOUR. The effectiveness of evidence recorded by Party B

Unless there is reliable and definite evidence to the contrary, Party B’s internal accounting records (including but not limited to records in the form of data messages, paper forms, etc.) regarding principal, interest, expenses and repayment records shall be produced and retained by Party B., the documents, vouchers, electronic data transmitted and extracted by Party A during the withdrawal, repayment, interest payment and other business processes, as well as the records, vouchers and electronic data of Party B’s loan collection, all constitute effective proof of the creditor’s rights relationship between Party A and Party B. Certain evidence or authentic and valid electronic data. Party A cannot raise objection simply because the above records, records, documents, and vouchers are produced, retained, transmitted, and extracted unilaterally by Party B.

FIVE. Rights reserved

Party B’s rights under this contract do not affect or exclude any rights it enjoys under laws, regulations and other contracts. Any tolerance, grace, preference or delay in exercising any rights under this contract for breach of contract or delay shall not be deemed as a waiver of the rights and interests under this contract or permission or recognition of any violation of this contract. It will not limit, prevent or hinder the continued exercise of this right or the exercise of any other rights, nor will it cause Party B to assume obligations and liabilities to Party A.

SIX. Settlement and offset of multiple debts

In addition to the debts under this contract, if Party A has other debts to Party B, both parties agree that if Party A’s payment is not enough to pay off all the debts, Party B will designate the order of repayment.

Regardless of whether the aforementioned debt of Party A is a principal debt or a subordinate debt, regardless of whether the aforementioned debt is due (including early maturity), regardless of whether the aforementioned debt is individually or jointly guaranteed (including but not limited to guarantee, mortgage, pledge, letter of guarantee, standby credit). (such as certificates and other guarantees), regardless of the severity of Party A’s burden under the aforementioned debts (including but not limited to interest, penalty interest, compound interest, liquidated damages, fees or other amounts payable), regardless of the expiration of the deadline for the performance of the aforementioned debts.

Regardless of the time of expiration or the proportion of a single debt to the overall debt, Party B has the right to require Party A to pay off debts in the order designated by Party B in accordance with this paragraph, and Party A agrees not to raise any objections.

At the same time, Party B has the right to transfer the funds in RMB or other currencies from the account opened by Party A in the China Construction Bank system to pay off any due (including early due) debt.

SEVEN. If Party A’s mailing address or contact information changes, Party A shall immediately notify Party B in writing. Party A shall be responsible for any losses caused by failure to notify in time.

EIGHT. Transfer of accounts payable

For all amounts payable by Party A under this contract, Party B has the right to transfer the corresponding amounts in RMB or other currencies from Party A’s account opened in the China Construction Bank system without notifying Party A in advance. If it is necessary to go through the procedures for foreign exchange settlement and sale or foreign exchange purchase and sale, Party A is obliged to assist Party B in handling it, and the exchange rate risk shall be borne by Party A.

NINE. Dispute Resolution Methods

If any dispute arises during the performance of this contract, it can be resolved through negotiation or the first method below:

1. File a lawsuit with the People’s Court of the place where Party B is domiciled.

2. File a lawsuit with the People’s Court of Party A’s domicile.

3. Leave this column blank (name of arbitration committee) (leave this column blank for arbitration place), and the arbitration will be conducted in accordance with the arbitration rules currently in effect at the time of application for arbitration. The arbitration award is final and binding on both parties.

During litigation or arbitration, the provisions of this contract that do not involve the disputed part must still be performed.

TEN. Conditions for the Effectiveness of the Contract

This contract will come into effect after it is signed and stamped with the official seal by the legal representative (person in charge) or authorized agent of Party A and signed by the person in charge or authorized agent of Party B and stamped with the official seal. The attachments under this contract are an integral part of this contract and have the same legal effect as this contract.

ELEVEN. This contract is made in four copies.

Twelve. Other agreed matters

I. Agreements related to value-added tax

1. The price and extra-price charges under this contract are tax-inclusive prices including value-added tax, unless otherwise agreed by the parties.

2.Invoice

2.1 Party B issues invoices in accordance with the following item (1):

(1) If Party A requests invoicing, Party B will issue a value-added tax invoice for the current payment amount in accordance with the law after receiving the payment from Party A.

(2) Other agreements: Leave this column blank

2.2 Invoicing information provided by Party A

Company name (full name): Sunrise (Guizhou) New Energy Materials Co., Ltd.

Taxpayer identification number: 91522320MA7BMUXCXO

Bank account: 23921001040025334

Bank of deposit: Agricultural Bank of China Co., Ltd. Xingyi City Branch

Address: Group 2, Heying Village, Lutun Town, Yilong New District, Qianxinan Prefecture, Guizhou Province (Yilong Avenue

Tel: 010-8296772&

2.3 If there is a need to invalidate invoices or issue red-letter invoices, Party A shall provide timely assistance as required by Party B. If the invoice cannot be canceled or a red-letter invoice is issued due to Party A’s reasons, Party A shall compensate Party B for all losses, including but not limited to taxes, surcharges, fines, and late payment fees.

3. If Party A is an overseas institution of the People’s Republic of China, and the price and extra-price expenses under this contract are subject to tax incentives and require tax filing in accordance with laws, regulations, rules or relevant provisions of relevant departments, Party A shall comply with Party B’s requirements. Provide Party B with sufficient and accurate VAT tax preferential filing information in a timely manner to assist Party B in completing tax filing and other work.

II. Agree on delivery terms

Party A and Party B make the following agreements regarding the delivery addresses (including electronic delivery addresses) and legal consequences of various notices, agreements, and documents related to this contract:

1. Delivery address

(1) Party A confirms that its valid delivery address is:

Mailing address: Group 2, Heying Village, Lutun Town, Yilong New District, Xingyi City, Guizhou Province (Yilong Avenue

Postal code: 562400;

Mobile number: 13758007311;

Fax number: None;

Email: None;

WeChat ID: None;

Dedicated account for litigation platform: None;

Other electronic means: none;

Party A confirms that any of the above-mentioned mobile phone numbers, fax numbers, e-mails, WeChat IDs, litigation platform dedicated accounts and other electronic means can be used as Party A’s valid e-mail address.

reach address.

(2) Party B confirms that its valid delivery address is:

Detailed address: No. 22 Zunyi Road, Xingyi City, Qianxinan Prefecture, Guizhou Province; Postal code: 562400; Recipient (designated collector): Luo Tiantian; Contact number: 0859-3116685

2. Scope of delivery address

The above delivery address is applicable to the delivery of various written notices, agreements, and documents related to this contract (including data messages), including but not limited to the delivery of various notices, agreements, and other documents during the performance of the contract, as well as the occurrence of the contract. The service of relevant documents and legal documents during disputes also includes the service of relevant documents when the dispute enters arbitration, the first instance, second instance, retrial and enforcement procedures and other procedures after the civil litigation procedure.

3. Change of delivery address

(1) If Party A needs to change the delivery address, it shall notify Party B in writing 150 working days in advance, and the written notice shall be delivered to Party B’s delivery address;

(2) If Party B needs to change the delivery address, it shall do so through not limited to writing, email, or text message.

Notify Party A by any means such as a notice or announcement;

(3) If a party changes its address during arbitration or civil litigation, the party shall also fulfill its obligation to notify the arbitration institution and court in writing;

(4) After one party fulfills its obligation to notify the change in accordance with the above agreement, its changed delivery address will be the effective delivery address, otherwise its previously confirmed delivery address will still be the effective delivery address;

(5) If Party A fails to perform the aforementioned notification obligations, and Party A breaches the contract or may endanger Party B’s creditor’s rights, Party A agrees and authorizes Party B to obtain Party A’s latest contact number through the communication operator and use it for collection of defaulted loans. and management work.

4. Legal consequences

(1) Notices, agreements, and legal documents may be damaged due to inaccurate delivery addresses provided or confirmed by either party, failure to promptly fulfill notification obligations in the aforementioned manner after the delivery address is changed, or refusal by the party or its designated recipient to sign for receipt, etc. If various documents cannot be actually received by the party, and if they are delivered by mail, the date of delivery shall be the date when the documents are returned; if they are delivered directly, the date of delivery shall be the date when the deliverer records the situation on the delivery receipt on the spot. is the date of delivery; if it is delivered electronically, the date it reaches the system where the electronic delivery address of the recipient is located is the date of delivery (if the delivery person’s system shows that the delivery was successful, it is deemed to have been delivered). The delivery form includes: But it is not limited to SMS, fax, email, WeChat, etc. Electronic delivery has the same legal effect as other delivery methods;

(2) For the above-mentioned service addresses, the arbitration institution and the court can directly deliver the documents by mail or electronically. Even if the parties fail to receive the documents delivered by mail from the arbitration institution or the court, they shall be deemed to have been served due to the above agreement;

(3) If the same matter is served to the addressee through multiple methods, the date of service shall be deemed as the date of service first.

III. If the single loan or financing provided by Party B to Party A is non-committal, Party B has the right to unilaterally adjust the loan amount or refuse to lend without prior notice. Party A undertakes to carry out the foregoing

Arrangements without raising any objections.

IV. Other terms

(1)	Party A’s credit rating in Party B shall not be lower than 10;
(2)	Party A’s actual controller shall not change, otherwise Party B’s loan must be settled in advance;
(3)	Party A shall not issue priority rights that are superior to Party B’s credit conditions Debt, if necessary, shall be subject to the consent of Party B;
(4)	The proportion of Party A’s sales revenue returned to Party B shall not be less than the proportion of Party B’s loan, and shall be ensured to be used first to repay the principal and interest of Party B’s loan;
(5)	Except for the replacement of Party A’s existing In addition to working capital loans from other banks, Party A must ensure that normal production and operation conditions are met and meet environmental protection, pollution discharge, production safety and other requirements before using Party B’s working capital loans;
(6)	Party A shall not misappropriate Party B’s loans or invest Party B’s loans in In the prohibited areas of Party B, it is strictly prohibited to occupy Party B’s loan funds through related transactions;
(7)	Before Party B’s loan is settled, Party A’s controlling shareholders are not allowed to withdraw capital, reduce capital, or maliciously withdraw capital.
(8)	Before Party B’s loan principal and interest plan for the current year has not been paid off, Party A’s shareholders No cash dividends will be distributed (except for new kinetic energy funds):
(9)	If the total investment of Party A’s project exceeds the estimated budget, Party A and its shareholders will raise funds themselves to solve the problem;
(10)	If Party A successfully goes public, the funds raised from the listing must be deposited in Party B.

Article 12 Statement Clause

1. Party A clearly understands Party B’s business scope and authorization authority.

2. Party A has read all the terms of this contract. At the request of Party A, Party B has explained the corresponding terms of this contract. Party A is fully aware of and fully understands the meaning of the terms of this contract and the corresponding legal consequences.

3. Party A’s signing and performance of its obligations under this contract are in compliance with laws, administrative regulations, rules and Party A’s articles of association or internal organizational documents, and have been approved by the company’s internal authority and/or the state’s authority.

4. Party A’s production and operation are legal and compliant;

5. Party A has the ability to continue operating and has legal sources of repayment;

6. Party A promises that all loans under this contract will be based on the true needs of the specific purpose of the loan and will not exceed its actual needs.

7. Party A and its controlling shareholder have good credit status and have no major bad records.

8. Party B has the right to entrust other branches of China Construction Bank to issue loans under this contract and exercise and perform Party B’s rights and obligations under this contract. Party A has no objection to this.

9. Party A declares that when entering into this contract, itself and its important related parties, main contractors, suppliers and project sponsors do not violate any laws related to environmental, social and governance risk management of the People’s Republic of China or the country or region where the project is located., laws and regulations, and there are no behaviors or situations in overseas projects that violate international practices or standards or are not substantially consistent with international good practices. Party A promises that the documents and related procedures involving environmental, social and governance risks submitted to Party B are compliant, effective and complete, and that relevant risk points have sufficient attention and effective dynamic control. Party A promises to strengthen the environmental, social and governance risk management of itself and its important related parties, main contractors, suppliers and project sponsors after the conclusion of this contract, and strictly abide by the relevant environmental, social and governance regulations of the People’s Republic of China and the country or region where the project is located. Risk management laws, regulations and rules, overseas projects strictly abide by international practices or standards, and are substantially consistent with international good practices, and eliminate hazards and related risks to the environment and society (including But not limited to environmental, social and governance issues related to energy consumption, pollution, land, health, safety, resettlement, ecological protection, energy conservation and emission reduction, climate change, corporate governance deficiencies and inadequate management). Party A acknowledges that Party B has the right to supervise Party A’s environmental, social and governance risk management, and has the right to require Party A to submit environmental, social and governance risk reports and related information. Regarding the credit or investment situation affected by risks, Party B has the right to disclose relevant information in accordance with laws, regulations, self-regulatory management rules and other provisions. If the above statement of Party A is false or the above commitment has not been fulfilled, or if Party A or Party A’s important related parties, main contractors, suppliers or project sponsors may cause environmental, social and governance risks, Party B has the right to urge Party A to take timely measures. Relevant risk mitigation or disposal measures require Party A to promptly report the possible impact of the incident, and have the right to stop handling investment and financing business for Party A (including but not limited to refusing to issue loans, provide financing, issue letters of guarantee or credit certificates or bank acceptance bills, etc.), or declare claims (including but not limited to loans, financing, advances that have been or may occur, etc.) to expire early, or suspend or terminate the allocation of funds to Party A, or take measures as stipulated in this contract or Other remedies permitted by law.

If customers have any questions, comments or suggestions about CCB products or services, they can call the CCB customer service and complaint hotline 95533 for consultation and feedback.

Party A (Seal): Sunrise (Guizhou) New Energy Materials Co., Ltd.

Signature:

March 8, 2024

Party B (Seal): China Construction Bank Co., Ltd. Qianxinan Prefecture Branch

Signature:

March 8, 2024